Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for December 2010

MESA ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS December 21, 2010 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of December 2010. Unitholders of record on December 31, 2010 will receive distributions amounting to $0.228453226 per unit payable on January 31, 2011. The Trust received $288,007 and $17,191 from the New Mexico and Colorado portions of the San Juan Basin Properties. Royalty income from the Hugoton Properties totaled $130,639.

Effective January 1, 2011, the Trustee is also establishing a cash reserve for contingent liabilities and expenses in accordance with the Mesa Royalty Trust Indenture.  The cash reserve will be established through the withholding of cash received during 2011 of approximately $83,333 per monthly distribution amount, or up to $250,000 per quarter, until the cash reserve is $1.0 million.

This press release contains forward-looking statements.  Although the working interest owners have advised the Trustee that the working interest owners believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

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919 Congress Avenue, Austin, TX 78701